Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") among DIGITAL DONATIONS TECHNOLOGIES, INC., a Delaware corporation ("Digital Technologies"), DIGITAL DONATIONS, INC., a New York corporation (“Acquired Company”) and the PERSONS LISTED IN EXHIBIT A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of Acquired Company.

Whereas, Digital Technologies wishes to acquire and the Shareholders wish to transfer all the issued and outstanding securities of Acquired Company in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, Digital Technologies, Acquired Company, and the Shareholders adopt this plan of reorganization and agree as follows:

1.          Exchange of Stock

1.1           Number of Shares. The Shareholders agree to transfer to Digital Technologies at the Closing (defined below) the number of shares of common stock of Acquired Company shown opposite their names in Exhibit A, in exchange for an aggregate of 71,500,000 shares of voting common stock of Digital Technologies. There is an aggregate of 79,084,807 outstanding shares of Acquired Company of which 71,500,000 have been exchanged as of the date hereof. The Company intends to allow additional exchanges of the shares of Acquired Company until October 31, 2016, which can be extended for an additional 30 days by the Company.

1.2           Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of Acquired Company common stock shall surrender such certificate(s) for cancellation to Digital Technologies, and shall receive in exchange a certificate or certificates representing the number of full shares of Digital Technologies common stock into which the shares of Acquired Company common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of Acquired Company shares by the Shareholders shall be effected by the delivery to Digital Technologies at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3           Fractional Shares. Fractional shares of Digital Technologies common stock shall not be issued, but in lieu thereof Digital Technologies shall round up fractional shares to the next highest whole number.

1.4           Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Digital Technologies may request in order more effectively to sell, transfer, and assign the transferred stock to Digital Technologies and to confirm Digital Technologies's title thereto.

1.5           Securities Outstanding After Closing. Immediately following the Closing, there will be issued and outstanding in Digital Technologies 76,500,000 common shares, 5,500,000 shares previously issued to shareholders of Digital Technologies prior to the Acquisition and 71,500,000 shares to the Shareholders of Acquired Company in a one-for-one exchange of the shares of Acquired Company held by such Shareholders..

2.           Exchange of Other Securities.

2.1           Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of Acquired Company owned by the Shareholders shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of Digital Technologies.

2.2           Ratio of Exchange. The securities of Acquired Company owned by the Shareholders, and the relative securities of Digital Technologies for which they will be exchanged, are set out opposite their names in Exhibit A.

3.          Closing. The Closing contemplated herein shall be held on October 17, 2016 at the principal offices of Digital Technologies, at 68 South Service Road, Suite 100, Melville, new York 11747, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.          Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented Acquired Company common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Digital Technologies common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of Acquired Company common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.          Representations and Warranties of Acquired Company

Acquired Company represents and warrants as follows:

5.1           Corporate Status. Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2           Capitalization. The authorized capital stock of Acquired Company consists of 3000,000,000 shares of common stock of which 79,084,807 shares are issued and outstanding, all fully paid and nonassessable. There are no shares of preferred stock issued or authorized.

5.3           Subsidiaries. Acquired Company has no subsidiaries.

5.4           Financial Statements. The audited financial statements of Acquired Company(“Acquired Company’s Financial Statements”) furnished to Digital Technologies are correct and fairly present the financial condition of Acquired Company as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.5           Undisclosed Liabilities. Acquired Company had no liabilities of any nature except to the extent reflected or reserved against in Acquired Company's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Acquired Company's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Acquired Company's Financial Statements.

5.6           Absence of Material Changes. Between the date of Acquired Company’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Acquired Company and delivered to Digital Technologies, (1) any changes in Acquired Company's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Acquired Company's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Acquired Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7           Litigation. There is no litigation or proceeding pending, or to Acquired Company’s knowledge threatened, against or relating to Acquired Company, its properties or business, except as set forth in a list certified by the president of Acquired Company and delivered to Digital Technologies.

5.8           Contracts. Acquired Company is not a party to any material contract other than those listed as attachment hereto.

5.9           No Violation. Execution of this Agreement and performance by Acquired Company hereunder has been duly authorized by all requisite corporate action on the part of Acquired Company, and this Agreement constitutes a valid and binding obligation of Acquired Company, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Acquired Company is subject or by which Acquired Company is bound.

5.10         Title to Property. Acquired Company has good and marketable title to all properties and assets, real and personal, reflected in Acquired Company's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Acquired Company's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

5.11      Corporate Authority. Acquired Company has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.12         Access to Records. From the date of this Agreement to the Closing, Acquired Company will (1) give to Digital Technologies and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Digital Technologies may inspect and audit them and (2) furnish such information concerning Acquired Company's properties and affairs as Digital Technologies may reasonably request.

5.13         Confidentiality. Until the Closing (and permanently if there is no Closing), Acquired Company and the Shareholders will keep confidential any information which they obtain from Digital Technologies concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Acquired Company and the Shareholders will return to Digital Technologies all written matter with respect to Digital Technologies obtained by them in connection with the negotiation or consummation of this Agreement.

6.          Representations and Warranties of the Shareholders

The Shareholders, individually and separately, represent and warrant as follows:

6.1           Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of Acquired Company shares which are listed in the attached schedule and which they have contracted to exchange.

6.2           Litigation. There is no litigation or proceeding pending, or to each Shareholder’s knowledge threatened, against or relating shares of Acquired Company held by the Shareholders.

7.          Representations and Warranties of Digital Technologies

The Digital Technologies represents and warrants as follows:

7.1           Corporate Status. Digital Technologies is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2           Capitalization. The authorized capital stock of Digital Technologies consists of 300,000,000 shares of common stock, $.0001 par value per share, of which 5,500,000 shares are issued and outstanding, all fully paid and nonassessable and 20,000,000 shares of non-designated preferred stock of which no shares are designated or issued.

7.3           Subsidiaries. Digital Technologies has no subsidiaries.

7.4           Public Company. Digital Technologies filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on July 28m 2015 registering its common stock.

7.5           Public Filings. Digital Technologies has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6           Financial Statements. The audited financial statements of Digital Technologies of December 31, 2015 or such other period as acceptable Acquired Company (“Digital Technologies’s Financial Statements”) furnished to Acquired Company are correct and fairly present the financial condition of Digital Technologies as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7           Undisclosed Liabilities. Digital Technologies had no liabilities of any nature except to the extent reflected or reserved against in Digital Technologies's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Digital Technologies's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Digital Technologies's Financial Statements.

7.8           Absence of Material Changes. Between the date of Digital Technologies’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Digital Technologies and delivered to Acquired Company, (1) any changes in Digital Technologies's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Digital Technologies's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Digital Technologies's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9           Litigation. There is no litigation or proceeding pending, or to the Company’s knowledge threatened, against or relating to Digital Technologies, its properties or business, except as set forth in a list certified by the president of Digital Technologies and delivered to Acquired Company.

7.10         Contracts. Digital Technologies is not a party to any material contract other than those listed as an attachment hereto.

7.11         No Violation. Execution of this Agreement and performance by Digital Technologies hereunder has been duly authorized by all requisite corporate action on the part of Digital Technologies, and this Agreement constitutes a valid and binding obligation of Digital Technologies, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Digital Technologies is Subject or by which Digital Technologies is bound.

7.12         Title to Property. Digital Technologies has good and marketable title to all properties and assets, real and personal, reflected in Digital Technologies's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Digital Technologies's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

7.13          Corporate Authority. Digital Technologies has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.14         Confidentiality. Until the Closing (and permanently if there is no Closing), Digital Technologies and its representatives will keep confidential any information which they obtain from Acquired Company concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Digital Technologies will return to Acquired Company all written matter with respect to Acquired Company obtained by it in connection with the negotiation or consummation of this Agreement.

7.15         Investment Intent. Digital Technologies is acquiring the Acquired Company shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Digital Technologies has no commitment or present intention to liquidate Acquired Company or to sell or otherwise dispose of its stock.

8.          Conduct Pending the Closing

Digital Technologies, Acquired Company and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1           No change will be made in the charter documents, by-laws, or other corporate documents of Digital Technologies or Acquired Company.

8.2           As and if required by law, the shareholders of Digital Technologies shall have approved the acquisition and this Agreement.

8.3           Acquired Company and Digital Technologies will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.4           None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Acquired Company shares of common stock owned by them.

9.          Conditions Precedent to Obligation of Acquired Company and the Shareholders

Acquired Company’s and the Shareholder’s obligation to consummate this exchange shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Acquired Company or the Shareholders as appropriate:

9.1           Digital Technologies's Representations and Warranties. The representations and warranties of Digital Technologies set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2           Digital Technologies's Covenants. Digital Technologies shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3           Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Digital Technologies.

9.4           Supporting Documents of Digital Technologies. Digital Technologies shall have delivered to Acquired Company and the Shareholders supporting documents in form and substance reasonably satisfactory to Acquired Company and the Shareholders, to the effect that:

(a) Digital Technologies is a corporation duly organized, validly existing, and in good standing;

(b) Digital Technologies's authorized capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of Digital Technologies authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of Digital Technologies;

(e) Digital Technologies’s Financial Statement; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.         Conditions Precedent to Obligation of Digital Technologies

Digital Technologies's obligation to consummate this reorganization shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Digital Technologies:

10.1         Acquired Company’s and the Shareholder’s Representations and Warranties. The representations and warranties of Acquired Company and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2         Acquired Company’s and the Shareholders’ Covenants. Acquired Company and the Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3         Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Acquired Company.

10.4         Shareholder Execution. This Agreement shall have been executed by the required number of shareholders of Acquired Company.

10.5         Supporting Documents of Acquired Company. Acquired Company shall have delivered to Digital Technologies supporting documents in form and Substance reasonably satisfactory to Digital Technologies to the effect that:

(a) Acquired Company is a corporation duly organized, validly existing, and in good standing;

(b) Acquired Company's capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of Acquired Company authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of Acquired Company;

(e) Acquired Company’s Financial Statements; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11.         Indemnification

11.1         Indemnification of Digital Technologies. Acquired Company and the Shareholders severally (and not jointly) agree to indemnify Digital Technologies against any loss, damage, or expense (including reasonable attorney fees) suffered by Digital Technologies from (1) any breach by Acquired Company or the Shareholders of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by Acquired Company or the Shareholders herein; provided, however, that (a) Digital Technologies shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Digital Technologies shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Digital Technologies to the extent of insurance proceeds paid to, or tax benefits realizable by, Digital Technologies as a result of the event giving rise to such right to indemnification.

11.2         Proportionate Liability. The liability of each Shareholder under this Section shall be in the proportion that the total number of Digital Technologies shares to be received by him bears to the total number of Digital Technologies shares to be received by all the Shareholders and shall in no event exceed 25 percent of the value of the Digital Technologies shares received by such Shareholder. With respect to Shareholders that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

11.3         Indemnification of Acquired Company and the Shareholders. Digital Technologies agrees to indemnify Acquired Company and the Shareholders against any loss, damage, or expense (including reasonable attorney fees) suffered by Acquired Company or by any of the Shareholders from (1) any breach by Digital Technologies of this Agreement or (2) any inaccuracy in or breach of any of Digital Technologies's representations, warranties, or covenants herein.

11.4         Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12.         Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Acquired Company, the Shareholders or Digital Technologies if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Acquired Company, the Shareholders or Digital Technologies if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13. Shareholders’ Representative. The Shareholders hereby irrevocably designate and appoint Keith Orlean as their agent and attorney in fact ("Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify Digital Technologies hereunder.

14.         Survival of Representations and Warranties. The representations and warranties of Acquired Company, the Shareholders and Digital Technologies set out herein shall survive the Closing.

15.         Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

16.         General Provisions

16.1         Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

16.2         Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

16.3         Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

16.4         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Digital Technologies, to:

Digital Donations Technologies, Inc.

68 South Service Road, Suite 100

Melville, New York 11747

If to Acquired Company Inc., to

Digital Donations, Inc.

68 South Service Road, Suite 100

Melville, New York 11747

If to the Shareholders, to

Keith Orlean

68 South Service Road, Suite 100

Melville, New York 11747

16.5         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

16.6         Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

16.7         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

16.8         Effective Date. This effective date of this Agreement shall be October 17, 2016.

DIGITAL DONATIONS TECHNOLOGIES, INC.

By /s/ Keith Orlean

DIGITAL DONATIONS, INC.

By /s/ Keith Orlean

Digital Donations, Inc. (New York)

Shareholder Signature Page to

Agreement and Plan of Reorganization

Among Digital Donations Technologies, Inc. (Delaware) and

Shareholders of Digital Donations, Inc. (New York)

By execution below, the undersigned shareholder of Digital Donations, Inc. (New York). acknowledges that such shareholder has read and consents to the Agreement and Plan of Reorganization between Digital Donations Technologies, Inc. (Delaware) and Digital Donations, Inc. (New York) (the “Reorganization”). The undersigned shareholder acknowledges that pursuant to the Reorganization the shareholders of Digital Donations, Inc. (NY) will become shareholders of Digital Donations Technologies, Inc. (DE) thereof with any resultant rights, obligations, debts or assets ascribed to such shareholders.

	Number of Digital	Number of Digital
	Donations, Inc. (NY)	Donations Technologies,
Signature	Shares to be exchanged	Inc. to be Issued

Jeffrey Marder	35,000,000	35,000,000
Printed name:

Keith Orlean	35,000,000	35,000,000
Printed name:

Stephen Itkin	250,000	250,000
Printed name:

Danny Votra	500,000	500,000
Printed name:

Glenn Charlesworth	500,000	500,000
Printed name:

Leslie Riehm	250,000	250,000
Printed name:

Printed name:

Printed name:

Printed name:

Printed name:

Printed name: